EXHIBIT 99.1

Zoom® Expands Motorola Brand License To Include Cellular and DSL Modems and Gateways, MoCA Adapters and Cellular Home Sensors,

Adds To Current Worldwide Rights Which Include Cable Modems and Gateways, Routers, Wi-Fi Range Extenders, Powerline Network Adapters, and Wireless Access Points

Boston, MA, September 7, 2017 –Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of cable modems and other communications products, today announced the signing of an amendment to its license agreement with Motorola Mobility LLC to include the exclusive worldwide rights for the Motorola brand for consumer-grade cellular modems and gateways, DSL modems and gateways, and MoCA (Multimedia over Coax) adapters. In addition, the amendment grants Zoom non-exclusive worldwide rights to use the Motorola brand for consumer-grade cellular home sensors, which are products designed, marketed, and sold for use by consumers for their personal, family or household use.

Starting with shipments in January 2016, Zoom’s worldwide exclusive Motorola brand rights included consumer-grade cable modems and gateways. In August 2016, this license was extended to Wi-Fi and wired routers, Wi-Fi range extenders, powerline network adapters, and wireless access points. In connection with this amendment, Zoom has committed to increased minimum Motorola brand royalties in 2019 and 2020, with the minimum increasing by $500 thousand in 2019 and by $600 thousand in 2020.

Fueled by demand for its highly-rated Motorola branded cable modems and gateways, Zoom’s sales have grown dramatically. Net sales for the first six months of 2017 were approximately $12.0 million, up 79% over net sales for the first six months of 2016.

“We’re excited about expanding our licensing agreement with Motorola Mobility to include these important new product categories,” said Frank Manning, Zoom’s President and CEO. “Motorola branded cable modems and gateways account for the vast majority of our current sales. We continue to develop high-performance cable modems, primarily for the U.S. retail cable modem market, where we are enjoying dramatic sales growth. With this new agreement we have the opportunity to expand the iconic Motorola brand into new product areas that address what we believe to be large and/or fast-growing markets around the world, and we plan to continue developing products in these areas for years to come. By the end of 2017, we plan to be shipping at least two Motorola routers, one DSL gateway, one Motorola range extender, and a line of MoCA adapters. We plan to ship our first cellular sensors in early 2018. We believe the combination of the powerful Motorola brand with our proven ability to produce and support high-performance communication products represents a big opportunity for the future growth of our Company.”

Conference Call

Zoom has scheduled a conference call for today, Thursday September 7, 2017, at 11:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 if you are in the USA, and international callers may dial (706) 643-5255. The conference ID is 81966663. A slide presentation will accompany management’s remarks and may be accessed five minutes before the conference call at www.zoomtel.com/a3. Shortly after the conference call a recording of the call will be available on Zoom’s website at www.zoomtel.com/m3.

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communications products. For more information about Zoom and its products, please see www.zoomtel.com .

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward-looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: 203-972-9200
jnesbett@institutionalms.com